EXHIBIT 99.1

For Immediate Release

Occidental Petroleum Awarded Major Development Contract in Libya

LOS ANGELES, November 26, 2007 (PrimeNewswire) -- Occidental Petroleum Corporation (NYSE:OXY) announced today it has signed agreements with the Libyan National Oil Corporation (NOC) to upgrade several of its existing petroleum contracts. The new agreements will be consistent with the newly established EPSA IV contractual frame work now utilized in the Libyan oil industry.

The term of the new agreements will be 30 years. This will enable NOC and Occidental to design and implement major field redevelopment and exploration programs in these contract areas in the prolific Sirte Basin.

"Occidental is honored to be chosen to work with the Libyan National Oil Company in the redevelopment of these jointly owned producing fields," said Dr. Ray R. Irani, Chairman, President and Chief Executive Officer of Occidental Petroleum. "We expect production from these projects will make a major contribution to NOC meeting its goal of doubling Libya's oil production to more than 3 million barrels per day in the near future."

The new agreements cover fields with approximately 2.5 billion barrels of recoverable high-quality oil reserves. Over the next five years, about $5 billion in capital investment is expected to be made to increase gross production to more than 300,000 barrels per day from the current level of around 100,000 barrels per day.

The Austrian oil and gas company, OMV, will join the project with a 25-percent interest with Oxy retaining a 75-percent interest. Oxy and OMV will collectively contribute 50 percent of the development capital and NOC will contribute the remaining 50 percent.

Utilizing the commercial framework contained in the Libya EPSA IV contract, the Oxy group will receive 10 or 12 percent of the gross production on an after-tax basis, depending on the specific field. The new contract also provides for a $1 billion signature bonus payable over 3 years reflecting the group's long-term participation for the next 30 years in fields containing substantial proven reserves. The partners intend to complete final documentation as promptly as possible.

"This agreement is consistent with our strategy of focusing our business in core geographic regions. This new project establishes Libya as a core country for Oxy's production and we believe it will open the door for us to add additional growth projects in a country with large oil and gas reserves," said Dr. Irani.

Oxy began operations in Libya in 1965 and continued operating until U.S. sanctions were imposed in 1986. Oxy was the first U.S. company to resume oil operations in Libya after the U.S. sanctions were lifted in 2004. In 2005, Oxy successfully bid on nine of the 15 areas available in the first EPSA IV exploration licensing round and is currently the largest holder of oil and gas acreage in Libya.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

Forward-Looking Statements

Statements in this release that contain words such as "will," "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks, such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; changes in tax rates and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this release, such as recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

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Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249
Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184
On the web: www.oxy.com